Exhibit 10.2
Supervisory Director
Restricted Share Unit Agreement
Granted Under The Amended and Restated 2005 Equity Incentive Plan
1. Grant of Award.
     Pursuant to authority delegated by the Supervisory Board and/or Management Board (the “Board”) of Vistaprint N.V., a Netherlands company (the “Company”), pursuant to Section 3 of the Amended and Restated 2005 Equity Incentive Plan (the “Plan”), this Agreement evidences the grant by the Company on «GrantDate» (the “Grant Date”) to «Name» (the “Participant”) of «Numbershares» restricted share units (the “Units”) with respect to a total of «Numbershares» ordinary shares of the Company, €0.01 par value per share (the “Ordinary Shares”).
     Except as otherwise indicated by the context, the term “Participant,” as used in this award, is deemed to include any person who acquires rights under this award validly under its terms.
2. Vesting Schedule.
     (a) Subject to the terms and conditions of this award, the Units vest as to 8.33% of the original number of Units each successive three-month period following the Grant Date until the third anniversary of the Grant Date. On each vesting date each Unit is automatically converted into an Ordinary Share (on a one-to-one basis).
     (b) Continuous Relationship with the Company Required. This vesting schedule requires that the Participant, at the time any Units vest, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company and as defined in Section 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) (an “Eligible Participant”). Therefore, the Participant expressly accepts and agrees that any termination of his or her relationship with the Company for any reason whatsoever (including without limitation unfair or objective dismissal, permanent disability, resignation, desistance, etc.), automatically means the forfeiture of all of his or her unvested Units, with no compensation whatsoever. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition as an essential part thereof. If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment by or with the Company or termination of employment by or with the Company are instead deemed to refer to such parent or subsidiary.
     (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then the vesting of Units ceases and the Participant has no further rights with respect to any unvested Units. If the Participant, before this Award becomes vested in full, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or a parent or subsidiary of the Company, the vesting of Units ceases, and this award terminates immediately upon such violation.
3. Timing and Form of Distribution.
     The Company shall distribute, as soon as practicable after each vesting date, the Units that become vested on such date in the form of Ordinary Shares (on a one-to-one basis) (such date, the “Distribution Date”). In no event shall the Distribution Date be later than 45 days following the applicable vesting date, except that in the case of Participants who are not subject to U.S. income taxes on this award, the Distribution Date may be a later date if required by local law. The Participant will only receive distributions with respect to his or her vested Units and has no right to a distribution of Ordinary Shares with respect to unvested Units unless and until such Units vest. Once an Ordinary Share with respect to a vested Unit has been distributed pursuant to this award, the Participant has no further rights with respect to that Unit.
4. Withholding.
     The Participant is required to satisfy the payment of any Withholding Taxes (as defined below) required to be withheld with respect to the vesting of Units. As used in this Agreement, Withholding Taxes includes, as applicable and without limitation, federal, state, local, foreign and provincial income tax, social insurance contributions, payroll tax, payment on account or other tax-related items. Furthermore, if the Participant is subject to tax in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Withholding Taxes in more than one jurisdiction. In order to satisfy the Withholding Taxes owed with respect to the vesting of Units, the Participant agrees that:
     (a) Unless the Company, in its sole discretion, determines that the procedure set forth in this Section 4(a) is not advisable or unless the Participant is subject to Swiss income taxes on any income from this award, at the Distribution Date, the Company shall withhold a number of Ordinary Shares with a market value (based on the closing price of the Ordinary Shares on the last trading day prior to the Distribution Date) equal to the amount necessary to satisfy the minimum amount of Withholding Taxes due on such Distribution Date.
     (b) If the Company, in its sole discretion, determines that the procedure set forth in Section 4(a) is not advisable or sufficient or if the Participant is subject to Swiss income taxes on any income from this award, then the Participant, as a condition to receiving any Ordinary Shares upon the vesting of Units, shall either (i) pay to the Company, by cash or check, or in the sole discretion of the Company, payroll deduction, an amount sufficient to satisfy any Withholding Taxes or otherwise make arrangements satisfactory to the Company in its sole discretion for the payment of such amounts (including through offset of any amounts otherwise payable by the Company to the Participant, including salary or other compensation), or (ii) if the Company in its sole discretion determines to permit Participants to so elect, execute and deliver to the Company an irrevocable standing order authorizing E-Trade or any broker approved by the Company to sell, at the market price on the applicable Distribution Date, the number of Ordinary Shares that the Company has instructed such broker is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes applicable to the Ordinary Shares to be distributed to the Participant on the Distribution Date (based on the closing price of Ordinary Shares on the last trading day prior to the Distribution Date) and to remit such proceeds to the Company. The Participant agrees to execute and deliver such documents as may be reasonably required in connection with the sale of any Ordinary Shares pursuant to this Section 4(b).
5. Nontransferability of Award.
     The Participant may not sell, assign, transfer, pledge or otherwise encumber this award, either voluntarily or by operation of law, except by will or the laws of descent and distribution. However, with respect to any award that is exempt from the provisions of Section 409A of the Code and the guidance thereunder (“Section 409A”) or with respect to a Participant who is not subject to U.S. income taxes on any income from this award, the Participant may transfer the award pursuant to a qualified domestic relations order, or to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the holder and/or an immediate family member of the holder if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the issuance and sale of the Ordinary Shares subject to such award under the United States Securities Act of 1933, as amended.

6. No Right to Employment or Other Status.
     This award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or any parent or subsidiary of the Company. The Company and any parent or subsidiary of the Company expressly reserve the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this award, except as expressly provided in this award.
7. No Rights as Shareholder.
     The Participant has no rights as a shareholder with respect to any Ordinary Shares distributable under this award until becoming recordholder of such shares.
8. Reorganization Events and Change in Control Events.
          (a) Reorganization Event.
          (i) In connection with a Reorganization Event (as defined in the Plan), the Board may take any one or more of the following actions with respect to the Units on such terms as the Board determines (except to the extent specifically otherwise provided in another agreement between the Company and the Participant): (A) provide that outstanding Units shall be assumed, or substantially equivalent Units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (B) provide that outstanding Units shall become vested and deliverable in whole or in part prior to or upon such Reorganization Event; (C) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participant with respect to each Unit held by a Participant equal to (I) the number of Ordinary Shares that vest upon or immediately prior to such Reorganization Event multiplied by (II) the excess of (X) the Acquisition Price over (Y) any applicable tax withholdings, in exchange for the termination of such Units; (D) provide that, in connection with a liquidation or dissolution of the Company, the Units shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable Withholding Taxes); (E) provide for the termination of unvested Units immediately prior to the Reorganization Event; (F) any other action permitted under the Plan; and (G) any combination of the foregoing. In taking any of the actions permitted under this Section 8(a)(i), the Board shall not be obligated by the Plan or this Agreement to treat all awards of Units under the Plan, all awards of Units held by a Participant, or all awards of the same type, identically.
          (ii) Notwithstanding the terms of Section 8(a)(i), in the case of outstanding Units that are subject to Section 409A: (A) if another agreement between the Participant and the Company provides that the Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) (a “Section 409A Change in Control”), and the Reorganization Event constitutes a Section 409A Change in Control, then no assumption or substitution shall be permitted pursuant to Section 8(a)(i)(A) and the Units shall instead be settled in accordance with the terms of the applicable agreement; (B) the Board may only undertake the actions set forth in clauses (B), (C), (D), (E) or (F) of Section 12(a)(i) if the Reorganization Event constitutes a Section 409A Change in Control and such action is permitted or required by Section 409A; and (C) if the Reorganization Event is not a Section 409A Change in Control or the action under clauses (B), (C), (D), (E) or (F) of Section 12(a)(i) are not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the Units pursuant to clause (A) of Section 12(a)(i), then the unvested Units terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefore.

          (iii) For purposes of Section 12(a)(i)(A), the Units are considered assumed if, following consummation of the Reorganization Event, such award confers the right to receive pursuant to the terms of such award, for each Ordinary Share subject to the Units immediately prior to the consummation of the Reorganization Even, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares), except that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.
     (b) Change in Control Event.
          (i) Upon the occurrence of a Change in Control Event (as defined in the Plan), regardless of whether such event also constitutes a Reorganization Event (as defined in the Plan), the vesting of all of the Units subject to this award automatically accelerate, such that all Units become fully vested immediately before the Change in Control Event without any action on the part of the Company or the Participant.
9. Provisions of the Plan.
     This award is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this award.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by Vistaprint N.V. This Agreement shall take effect as a sealed instrument.

Vistaprint N.V.
Dated:	By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE
     The undersigned hereby accepts the foregoing Agreement and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Vistaprint N.V. Amended and Restated 2005 Equity Incentive Plan.

PARTICIPANT:

Address:

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